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           20000 HORIZON WAY SUITE 120, MOUNT LAUREL, NEW JERSEY 08054

CONTACT:  MIKE KNAISCH, CHIEF EXECUTIVE OFFICER
          FRONT PORCH DIGITAL, INC.
          (303) 440-7122


                                                           FOR IMMEDIATE RELEASE


           FRONT PORCH DIGITAL ACHIEVES RECORD SOFTWARE SALES FOR 2003
                Monthly Sales Average $514,000 in Fourth Quarter

Mt. Laurel, NJ, January 6, 2004 / PRNewswire First Call / -- Front Porch Digital, Inc. (OTC Bulletin Board: FPDI - News) today announced that its DIVArchive and Bitscream software sales for 2003 to the broadcast, media and entertainment markets achieved record levels, closing out the twelve months at $4.4 million in contract value. DIVArchive and Bitscream software sales for the fourth quarter also achieved record levels with signed contracts for future delivery totaling over $1.5 million, or $514,000 on average closed per month.

The fourth quarter monthly average sales of $514,000 represented a 62 percent increase compared to the monthly average for the previous nine-months of $318,000. Excluding sales of support and maintenance contracts, average contract values approximated $167,000 per transaction for contracts signed in the fourth quarter. As of October 31, 2003, the Company reported that it had a backlog of contract value to be recognized as future revenue in excess of $2 million. During the months of November and December alone, new broadcast sales totaled just under $1.3 million.

"Higher fourth quarter sales and increasing backlog are evidence of the growing competitive strength of our company, products, partnerships and sales strategies," said Front Porch CEO Mike Knaisch. "Our European and Asian channels have been particularly strong, and significant U.S. market opportunities are beginning to emerge. We are winning hotly contested contracts with leading media companies around the world, and global storage hardware and systems integration companies are establishing partnering arrangements to sell our products. As a result of these trends, and the completion of our restructuring efforts, we believe Front Porch is well positioned to carry this momentum into 2004. We look forward to the opportunities of the New Year."

ABOUT FRONT PORCH DIGITAL: Front Porch Digital Inc. (www.fpdigital.com) is transforming the digital world by developing unique software and services that convert audio, video, images, text and data into digital formats that enable searching, browsing, editing, storage and on-demand delivery of content in nearly any other digital format through a single capture. The company is the leading provider of archive management software in Europe and Asia.

Front Porch Digital Forward Looking Statements: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect Front Porch Digital's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include Front Porch Digital's limited operating history and experience in the data and video digital conversion business, Front Porch Digital's ability to attract significant additional financing and incur operational losses and negative cash flow, and risks associated with expansion. Additional risk factors are set forth in Front Porch Digital's reports and documents filed with the Securities and Exchange Commission.

TRADEMARKS: All products or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.